Exhibit 10.3

April 1, 2024

From:	LiveOne, Inc.
To:	Trinad Capital Master Fund Ltd.
Re:	Exchange of Preferred Stock for Common Equity

Dear Jeff:

This Preferred Stock Exchange and Warrants Issuance Letter Agreement (this “Agreement”), dated as of the first date written above, is entered into between LiveOne, Inc., a Delaware corporation (the “Company”), and Trinad Capital Master Fund Ltd. (the “Holder”) as the holder of shares of the Company’s Series A Perpetual Convertible Preferred Stock (the “Preferred Stock”), to confirm the agreement between the Company and the Holder to exchange (i) such amount of the Holder’s shares of Preferred Stock (as indicated on the signature page hereto (collectively, the “Exchange Amount”) into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at the rate equal to (x) $2.10 per share (y) multiplied by 1,000 as the Stated Value (as defined in the Certificate of Designation (as defined below)) of the Preferred Stock (the “Exchange Price”), and (ii) to issue warrants to purchase shares of Common Stock, in the form attached hereto as Exhibit A (the “Warrants”), in such Warrants amount as would equal to (x) the Exchange Amount (y) divided by 8,000, (z) multiplied by 1,300,000 (the “Warrant Issuance Ratio”). As an example, a Holder holding shares of Preferred Stock with the Exchange Amount of 1,000 would receive upon exchange of such shares 476,190 shares of Common Stock and Warrants to purchase 162,500 shares of Common Stock (the “Warrant Shares”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties mutually agree as follows:

1. (a) Upon the execution of this Agreement, (i) the Exchange Amount of the shares of Preferred Stock owned by the Holder as indicated on the signature page hereto shall be automatically exchanged into shares of Common Stock at the Exchange Price (the “Exchange Shares”), and (ii) the Company shall issue to the Holder such number of Warrants as indicated on the signature page hereto at the Warrant Issuance Ratio (the “Additional Warrants”, and collectively with the Exchange Shares and the Warrant Shares, the “Securities”), in each case without any additional action by the Holder. As a result of the exchange pursuant to this Section 1(a), the Holder’s shares of Preferred Stock in the amount of the Exchange Amount shall be deemed fully satisfied, null, void, exchanged and canceled, and, except as set forth in Section 1(b) below, the Company shall no longer owe any amounts, sums or any other payments or consideration to the Holder in connection with any such exchanged shares (other than the Exchange Shares and the Additional Warrants). Promptly after the date hereof, the Company shall deliver to the Holder a book entry statement for its respective number of Exchange Shares and the Additional Warrants, in each case duly authorized and executed by the Company.

(b) Except as set forth in this Agreement, the text of the Exchange Agreement (as defined below) and the Certificate of Designation shall remain unchanged and in full force and effect. Notwithstanding the foregoing, (i) Section 8(b) of the Certificate of Designation is hereby deleted in its entirety, and (ii) Section 3 of the Certificate of Designation is hereby deemed to be permanently modified with respect to shares of Preferred Stock beneficially owned by the Harvest Funds (or any shares of Preferred Stock transferred by the Harvest Funds to any person) to provide that with respect to the Harvest Funds, Interest shall be made in Interest Shares, unless the Company determines in its sole discretion to pay all or a portion of such Interest in cash.

2. As of the date hereof, the Holder reaffirms each of its representations and warranties made in the Exchange Agreement, dated as of February 3, 2023 (the “Exchange Agreement”), entered into between the Company and the Holder, with such representations and warranties to be deemed to be made with respect to the Securities, including, but not limited to, that the Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3. This Agreement is made by the Company in reliance upon the Holder’s representations to the Company, which by the Holder’s execution of this Agreement, the Holder hereby confirms, that the Exchange Shares and the Additional Warrants to be received by the Holder will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Exchange Shares.

4. The Additional Warrants and all certificates representing the Exchange Shares shall have endorsed thereon a standard Securities Act legend; provided, that subject to the receipt by the Company of a Rule 144 representation letter with respect to the Exchange Shares, in a form consistent with similar letters previously delivered by Holder to the Company, and the Holder otherwise complying with applicable requirements of Rule 144, the Company shall cause its outside counsel to provide a Rule 144 opinion to the Holder to remove the applicable Securities Act legend promptly, and in any event within two (2) business days, after the date of this Agreement.

5. Each party represents and warrants to the other party that such first party has full power and authority to enter into this Agreement, and such agreement constitutes his valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6. The Holder understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.

7. The Holder is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

8. Any shares of Common Stock or Warrant Shares to be issued in connection with the transactions contemplated hereunder or as a result of any exchange of the shares of Preferred Stock and/or the Warrants shall be subject to all adjustments in the number of shares of the Company’s capital stock as a result of any splits, consolidations, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Preferred Stock or the Warrants.

9. Effective as of the date of this Agreement, the Holder shall have agreed to exchange its 3,395.09 shares of Preferred Stock into shares of Common Stock and shall be entitled to receive the Warrants on the same terms as set forth in this Agreement, except for such terms as are applicable to the Holder. The amount of the shares of Preferred Stock issued or issuable to the Holder is as set forth in the Company’s filings with the U.S. Securities and Exchange Commission.

10. On or prior to the date that is forty-five (45) days after the date of this Agreement, the Company shall prepare and file with the SEC a Registration Statement on Form S-3 (or such other form as applicable, including Form S-1 if the Company is ineligible to use Form S-3) covering the resale under the Securities Act of all the Warrants and Warrant Shares issued to Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. for an offering to be made on a continuous basis pursuant to Rule 415 (the “Registration Statement”). The Company shall use its best efforts to cause the Registration Statement to be declared effective promptly thereafter on or before forty five (45) days after the filing of the Registration Statement (or if the SEC issues any comments with respect to the Registration Statement, on or before ninety (90) days after the filing of the Registration Statement). Upon effectiveness, the Company shall use its reasonable best efforts to keep the Registration Statement effective with the SEC for a period equal to (i) three (3) years from the date of this Agreement for the Warrants, and (ii) with respect to the Warrant Shares, so long as any Warrants are outstanding, and to supplement, amend and/or re-file such Registration Statement to comply with such effectiveness requirement. To the extent that the Company becomes ineligible to use Form S-3 and the effective Registration Statement ceases to be effective, the Company shall file a resale Registration Statement on Form S-1 not later than forty-five (45) days after the later of (x) the date of such ineligibility (or 90 days if the date of such ineligibility falls at any time withing 90 days after the Company’s fiscal year end) and (y) the date the Registration Statement ceases to be effective, as applicable, and use its reasonable best efforts to have such Registration Statement declared effective as promptly as practicable.

11. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and/or the Warrants shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this this Agreement and/or the Warrants (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New Castle. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement and/or the Warrants), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Exchange Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

12. The Company agrees to pay, within five (5) business days following the date hereof, all of Holder’s out-of-pocket reasonable legal fees incurred in connection with this Agreement and the transactions contemplated hereby, and, upon demand, all of Holder’s out-of-pocket reasonable legal fees incurred in connection with Holder’s counsel’s review of the Registration Statement, subject to the Holder’s outside legal counsel providing the Company with such legal counsel’s invoice. Except as otherwise provided for herein, the parties hereto shall pay their own costs and expenses in connection herewith.

13 The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the Exchange Shares and/or the Warrant Shares that are the subject of this this Agreement.

14. This Agreement shall inure to the benefit of and shall be binding on and shall be enforceable by the parties and their respective, successors and permitted assigns.

15. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

16. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

The parties agree for and on behalf of their respective party as of the first date written above.

HOLDER:

Trinad Capital Master Fund Ltd.

By:	Trinad Capital Management, LLC, the Managing Director of Trinad Capital Master Fund Ltd.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Managing Member

Exchange Amount being exchanged:	$3,395,087.94

# of Exchange Shares:	1,616,709

# of Warrants:	535,399

COMPANY:

LiveOne, Inc.

By:	/s/ Aaron Sullivan
Name:	Aaron Sullivan
Title:	Chief Financial Officer

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